Form No. 0131

CITIGROUP GLOBAL MARKETS INC. (CGMI)

Account Number:

Amended and Restated Institutional Client Agreement

Account Title: GE Contra Fund of GE Private Asset Management Funds

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed by Citigroup Global Markets Inc. ("you" or "CGMI") and GE Private Asset Management Funds, for and on behalf of its Genworth Financial Contra Fund series ("we" or "us"), with respect to: all brokerage accounts, whether upon margin or otherwise, that we now have or may at any future time have with you, including all cash, securities and similar investments and holdings associated with and appropriate for our investment in derivative investments, including but not limited to exchange traded options (each, an "account"), as follows:

1.   You agree to act as broker/dealer for the extension of credit and the purchase or sale of securities, commodities, options and other property on our behalf in our account(s).

2.   This Amended and Restated Institutional Client Agreement (this "Agreement") amends and replaces any previous Institutional Client Agreement between you and us.

3.   All transactions entered into under this Agreement shall be subject to any applicable constitution, rules, regulations, customs and usages of the exchange or market and its clearinghouse, if any, where such transactions are executed by CGMI or its agents and to all applicable laws, rules and regulations of governmental authorities and self-regulatory agencies. Except as herein provided, no provision of this Agreement may be waived, altered, modified or amended unless the same is in writing and signed by us and by an authorized official of CGMI.

4.   We agree that all property of ours, whether owned individually, jointly, or in the name of another, which at any time may be subject to your control, for any purpose, including safekeeping, shall be subject to a continuing security interest, lien and right of set-off for the discharge of all of our indebtedness and other obligations to CGMI, and will be held by CGMI as security for the payment of any of our past due indebtedness or obligations to CGMI. In enforcing your security interest, you shall have the discretion to determine which property is to be sold and the order in which it is to be sold and shall all the rights and remedies available to a secured party under the New York Uniform Commercial Code. Without your prior written consent, we will not cause or allow any of the property held in our account(s), whether now owned or hereafter acquired, to be or become subject to any liens, security interests, mortgages or encumbrances of any nature other than your security interest.

Without limiting the generality of the foregoing, we hereby authorize CGMI to, from time to time, automatically liquidate any money market funds available in our account(s), and paid for by us, to cover any of our indebtedness or obligations to CGMI including non-trade related debts. You are further authorized to liquidate any other property in our account(s) to satisfy any such indebtedness or obligations whenever in your reasonable discretion you consider it necessary for your protection.

"Property" as used in this Agreement shall include, but not be limited to, securities of all kinds (including money market funds), money, certificates of deposit, bankers' acceptances, commercial paper, options, commodities, and contracts for the future delivery of commodities or relating to commodities or securities, and the distributions, proceeds, products and accessions of any of the above.

The foregoing notwithstanding, you shall not have a security interest in any Property that has been reduced to your physical possession.

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5.   The securities and investments in our accounts shall be maintained in accordance with the following requirements, provided, however, that the provisions of Sections 4(a), (b) and (c) below shall not apply to our Property in your possession until that Property has been reduced to your physical possession and has been paid for by us; provided, further, that you shall take possession of such Property, if such Property may be reduced to physical possession, at the earliest practicable time. Nothing in this Section 4(f) shall be construed to relieve you of any obligation under existing law or under the rules of any national securities exchange. We acknowledge that by operation of law and practice exchange-traded options can not be reduced to your physical possession.

(a)
The Property held for us by you shall at all times be individually segregated from the Property of any other person and marked in such manner as to clearly identify them as our property, both upon physical inspection thereof and upon examination of your books. For any physically held items, the physical segregation and marking of such securities and investments may be accomplished by putting them in separate containers bearing our name or by attaching tags or labels to such securities and investments.

(b)	You shall have no power or authority to assign, hypothecate, pledge or otherwise to dispose of any such Property, except pursuant to our direction and only for our benefit.

(c)
Such Property shall be subject to no lien or charge of any kind in favor of you or any persons claiming through you; provided, that you are hereby authorized to liquidate any Property held in our account(s), or otherwise held for us by you, in order to satisfy any liabilities incurred by you on our behalf upon our direction in connection with our investment in derivative investments, such liabilities including but not limited to contractual liabilities pursuant to options or futures contracts effected by you on our behalf.

(d)
Such Property shall be subject to actual examination at the end of each annual and semi-annual fiscal period and at least one other time each fiscal year by an independent public accountant retained and paid by us at such reasonable times and by such reasonable method as shall be arranged.

(e)	Such Property shall, at all times, be subject to inspection by the SEC through its employees or agents.

6.   Notwithstanding anything in Section 5 hereof, in case of the sale of any security, commodity, or other property at our direction and the inability of CGMI to deliver the same to the purchaser by reason of our failure to supply the same to CGMI, we authorize CGMI to borrow any security, commodity, or other property necessary to make delivery thereof, and we hereby agree to be responsible for any loss which CGMI may sustain thereby and any reasonable premiums, interest or other reasonable costs which CGMI may be required to pay as a result of such borrowing, and for any loss or cost which CGMI may sustain by reason of its inability to borrow the security, commodity, or other property sold.

You may charge our account(s) with such usual and customary charges as you may determine to cover your services and facilities, including, but not limited to, transactions fees, and we will promptly pay CGMI any deficiency that might arise in our account(s). We understand and agree that a finance charge may be charged on any debit balance in any cash account we have with CGMI in accordance with the CGMI policy described in the accompanying literature regarding new accounts. You may transfer excess funds between any of our accounts (including commodity accounts) for any reason not in conflict with the Commodity Exchange Act or any other applicable law. If any transactions are effected on an exchange in which a foreign currency is used, any profit or loss as a result of a fluctuation in the exchange rate will be charged or credited to our account(s).

7.   Communications may be sent to our mailing address on file with you, or to such other address as we may hereafter give to you in writing, and all communications so sent, whether by mail, telecopy, messenger or otherwise, shall be deemed given upon delivery to such address. Transactions entered into for our account(s) shall be confirmed in writing to us where required by applicable law or regulation. In addition, CGMI shall provide us with

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periodic statements reflecting activity in such account(s). You shall certify to us the accuracy of your statement(s) of the holdings in the account(s) as of each calendar quarter end.

We authorize you at your discretion to obtain credit reports and to provide information to others concerning our credit standing and business conduct.

8.   If we are an investment adviser and are signing this Agreement on behalf of our client(s), we represent to you that we are authorized by our client(s) to do so.

9.   The provisions of this Agreement shall be continuous. This Agreement shall cover individually and collectively all accounts which we may open or reopen with CGMI, shall be binding on our successors and shall inure to the benefit of CGMI and any successors or assigns. Should any term or provision of this Agreement be deemed or held to be invalid or unenforceable, the remaining terms and provisions shall continue in full force and effect. To the extent provisions or terms of this Agreement are subject to varying interpretations or constructions, the parties intend that such provisions and terms be interpreted consistent and in accordance with any similar provisions and terms set forth in the Investment Company Act of 1940, as amended. This Agreement, and all the terms herein, shall be governed and construed in accordance with the laws of the State of New York, including, but not limited to the law of New York regarding the permissible rates of interest that may be charged, without giving effect to principles of conflicts of law.

10.   We understand that you may in your sole discretion prohibit or restrict trading of securities or substitution of securities in any of our accounts. You have the right to terminate any of our accounts (including multiple owner accounts) at any time by notice to us. The provisions of this Agreement shall survive the termination of any account.

11.   Your failure to insist at any time upon strict compliance with any term of this Agreement, or any delay or failure on your part to exercise any power or right given to you in this Agreement, or a continued course of such conduct on your part shall at no time operate as a waiver of such power or right, nor shall any single or partial exercise thereof preclude any other further exercise. All rights and remedies given to you in this Agreement are cumulative and not exclusive of any other rights or remedies which the parties may otherwise have.

12.   CGMI shall not be liable for any loss caused directly or indirectly by government restrictions, exchange or market rulings, suspensions of trading, war, strikes power failure, computer (hardware or software, failure) or "acts of God", beyond CGMI’s control; provided, however, that CGMI shall be responsible for complying with all government restrictions, exchange or market rulings and suspensions of trading. Under no circumstances will CGMI be liable for consequential, "special" or punitive damages.

13.   From time to time you may at your discretion, make loans to us for a purpose other than purchasing, carrying or trading in securities (“Express Credit Loans"). Express Credit Loans will be made in a non-securities credit account ("Express Credit Account"). The minimum and maximum amount of any particular loan may be established by you in your discretion regardless of the amount of collateral delivered to you and you may change such minimum and maximum amounts from time to time.

We agree not to use the proceeds of any Express Credit Loan to purchase, carry or trade in securities. We also agree not to use Express Credit Loan proceeds directly or indirectly to repay other debt that we incur for the purpose of purchasing, carrying or trading in securities.

14.   You are hereby authorized, without notice to us and without regard as to whether or not you have in your possession or under your control at the time thereof other property of the same kind and amount, to pledge, repledge, hypothecate or rehypothecate our property that you have in your physical possession or any part thereof, either separately or together with other property of other clients.

15.   We agree to pay ON DEMAND any balance owing with respect to any of our accounts, or your services under this Agreement, including interest and commissions and any costs of collection (including reasonable attorneys' fees). We understand that you may demand full payment of the balance due plus any interest charges accrued thereon, at your sole option, at any time without cause. We understand that all loans made are not for any

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specific term or duration but are due and payable at your discretion upon a demand for payment made to us. We agree that all payments received for our account(s) including interest, dividends, premiums, principal or other payments may be applied by you to any balances due in our account(s). If we maintain both a cash and a margin account with you, you are authorized in your discretion to utilize the equity in either type of account in satisfaction of any maintenance margin requirement without the actual transference of funds or securities between such accounts.

Upon our failure to pay any balance owing to you under this agreement, you are authorized in a commercially reasonable manner, to sell, assign, transfer and deliver all or any part of our property which may be in your physical possession or control in any manner you deem appropriate, make any necessary purchases to cover short sales and/or any open commodity contract positions and/or to cancel any outstanding orders in order to close out the account. Without limiting the generality of the foregoing, such sale, purchase or cancellation may be made, in a commercially reasonable manner, on the exchange or other market where such business is then usually transacted, at public auction or at private sale without advertising the same. All of the above may be done without demand for margin or notice of purchase, sale or cancellation to us. No demand for margin, or notice given to us of intent to purchase or sell property or to cancel orders in our account, shall impose on you any obligation to make such demand or provide such notice to us. Any such notice or demand is hereby expressly waived, and no specific demand or notice shall invalidate this waiver. After deducting all costs and expenses of the purchase and/or sale and deliveries, including, but not limited to, commissions and transfer and stamp taxes, you shall apply the residue of the proceeds to the payment of any and all of our liabilities to you, and we shall remain liable for any deficiency. Upon any such sale, you may purchase the whole or any part thereof free from any right of redemption.

16.   We will at all times maintain such margin for our account(s), as CGMI may require from time to time, and any debit balances arising in such account shall be charged interest in accordance with the CGMI policy described in the accompanying literature regarding new accounts provided by you under Rule 10b-16 of the Securities Exchange Act of 1934, as amended from time to time. We are aware that interest charges, if not paid, will be added to the debit balance in our account for the next interest period. We are aware and agree that you may impose, for any account(s), margin requirements more stringent than those required by law or exchange regulations. We further understand and agree that such margin requirements may be changed and modified by you from time to time upon prior notice to us. We further agree that any waiver by you or failure to enforce promptly, as to our account or that of others, such margin requirements shall not in any way prevent you from subsequently enforcing such margin requirements with regard to our account.

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In Witness Whereof, the undersigned have executed this Agreement as of the 6 day of July, 2006.

Citigroup Global Markets Inc. Signed By: /s/ Arthur B. Calcagnini III Print Name: Arthur B. Calcagnini III Title: Managing Director	GE Private Asset Management Funds Signed By: /s/ Gurinder Ahluwalia Print Name: Gurinder Ahluwalia Title: Principal Executive Officer

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